Kewaunee Scientific Reports Sales and Earnings for First Quarter

STATESVILLE, N.C., Aug. 24 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its first quarter ended July 31, 2010.

Sales for the quarter were $24,858,000, down 5% from sales of $26,249,000 in the first quarter of the prior year. This was primarily the result of on-going softness in the domestic marketplace for small and mid-sized laboratory projects and the scheduled timing of shipments in the order backlog, partially offset by increased international sales. Domestic sales were $20,948,000, down from sales of $23,358,000 in the first quarter last year, while international sales increased to $3,910,000, up from $2,891,000 in the first quarter last year.

Net earnings for the quarter were $657,000, or $0.25 per diluted share, down from net earnings of $1,071,000, or $0.42 per diluted share, in the first quarter of the prior year. Earnings were unfavorably impacted by the lower sales and continued aggressive pricing in all of the Company's markets.

The order backlog at the end of the quarter remained strong, both domestic and international.  The backlog was $66.9 million at July 31, 2010, up from $60.7 million at July 31, 2009 and down slightly from the record level of $68.9 million at April 30, 2010.

"Overall, the domestic marketplace for laboratory furniture continues to be healthy, although opportunities vary depending on the size of the project and geographic area," said Mr. Shumaker, President and Chief Executive Officer.  "Capital spending for larger laboratory projects continues to hold up relatively well, while funding and spending for small and mid-sized projects continues to be the most affected by the economic slowdown.  Capital spending for international laboratory projects appears to be recovering, as we have seen a significant increase in international sales opportunities over the past several months.

"Looking forward, our financial plan for fiscal year 2011 includes increased sales and earnings over the prior year, and we made good progress during the quarter on our operational plan," Mr. Shumaker continued. "We expect sales and earnings for the second quarter to improve over the first quarter, although below last year's strong second quarter results, followed by a stronger second half of the year. Our expectations are based on a number of factors, including scheduled delivery dates for orders in our order backlog, a partial recovery in the global economy, continuing increased sales opportunities for our products in the international marketplace, sales and earnings benefits from new products, and increased manufacturing capabilities in our Statesville and Bangalore facilities."

The Company's balance sheet remains strong.  Bank borrowings and capital lease obligations totaled $7.7 million at July 31, 2010, as compared to $6.6 million at July 31, 2009.  The debt-to-equity ratio was .24-to-1 at the end of the quarter, as compared to .22-to-1 at the end of the first quarter last year.  Cash on hand was $2.3 million at the end of the quarter, as compared to $3.5 million at the end of the first quarter last year.  Working capital was $18.9 million at July 31, 2010, as compared to $18.8 million at the end of the first quarter last year.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters are located in Statesville, North Carolina.  The Company's manufacturing facilities are located in Statesville and Bangalore, India.  The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets.  Kewaunee Scientific's website is located at http://www.kewaunee.com

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Consolidated Statements of Operations [unaudited] (in thousands, except per share data)

	Three Months Ended
	July 31	July 31
	2010	2009

Net sales	$24,858	$26,249
Cost of products sold	19,859	20,485

Gross profit	4,999	5,764
Operating expenses	3,901	3,966

Operating earnings	1,098	1,798
Interest expense	(45)	(41)

Earnings before income taxes	1,053	1,757
Income tax expense	329	589

Net earnings	724	1,168
Less: net earnings attributable to
the noncontrolling interest	(67)	(97)

Net earnings attributable to
Kewaunee Scientific Corporation	$657	$1,071

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.26	$0.42
Diluted	$0.25	$0.42

Weighted average number of common
shares outstanding
Basic	2,573	2,556
Diluted	2,578	2,558

Condensed Consolidated Balance Sheets (in thousands)

	July 31	April 30
	2010	2010
Assets	[unaudited]

Cash and cash equivalents	$1,812	$1,722
Restricted cash	521	544
Receivables, less allowances	27,425	26,169
Inventories	8,226	8,350
Prepaid expenses and other current assets	1,761	1,797
Total Current Assets	39,745	38,582
Net property, plant and equipment	15,405	13,815
Other assets	4,230	4,224
Total Assets	$59,380	$56,621

Liabilities and Stockholders' Equity
Short-term borrowings	$7,496	$4,872
Current obligations under capital leases	78	82
Accounts payable	9,046	9,540
Other current liabilities	4,184	4,003
Total Current Liabilities	20,804	18,497
Other non-current liabilities	6,563	6,452
Total Liabilities	27,367	24,949
Noncontrolling interest	1,273	1,239
Kewaunee Scientific Corporation equity	30,740	30,433
Total Equity	32,013	31,672
Total Liabilities and Equity	$59,380	$56,621

Contact:	D. Michael Parker
704/871-3290

CONTACT: D. Michael Parker, +1-704-871-3290